UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): November 17, 2020
FLEX LTD.
(Exact Name of Registrant as Specified in Its Charter)

Singapore	0-23354	Not Applicable
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)
2 Changi South Lane, Singapore		486123
(Address of principal executive offices)		(Zip Code)
Registrant’s telephone number, including area code: (65) 6876-9899
Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Ordinary Shares, No Par Value	FLEX	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.
☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On November 23, 2020, Flex Ltd. (the “Company”) announced the appointment of Dr. Todd M. Fruchterman as President of the Reliability Solutions segment of the Company, effective November 30, 2020. As part of the Company’s succession planning, Dr. Fruchterman’s appointment follows Paul Humphries’s November 17, 2020 notice of his retirement, effective November 30, 2020 (the “Transition Date”). Mr. Humphries has served as President of the Reliability Solutions segment of the Company since April 1, 2020, President, High Reliability Solutions from April 2011 to March 2020, and in various other leadership roles for the last 20 years. The Company requested and Mr. Humphries has agreed to work through March 31, 2021 (the “Transition Period”) to support a smooth transition.

Dr. Fruchterman, served as President and General Manager of Medical Solutions at 3M Company, the largest division at the company, where he delivered transformational acquisitions and achieved global above-market, profitable growth. Over his nine plus year tenure at 3M, he held multiple roles including President of Critical and Chronic Care Solutions, and Senior Vice President of R&D and Regulatory Affairs, Chief Technology Officer (CTO) & Chief Medical Officer (CMO) of 3M Healthcare, where he was also a member of the Corporate Technical Operating Committee. Prior to joining 3M, Dr. Fruchterman was Executive Vice President, CTO and CMO at Kinetic Concepts, Inc., in San Antonio, Texas. In his 23-year career, he also has held various positions at Johnson & Johnson, including leading worldwide biosurgical R&D for the Ethicon division; Schering-Plough Corporation, where he directed medical and strategic marketing for the hepatitis business; and Response Genetics, Inc., where he held the positions of President, Chief Executive Officer, and Chief Operating Officer. He received his Bachelor of Arts in Biological Basis of Behavior and Medical Doctorate degrees from the University of Pennsylvania, and his Ph.D. in Physiology and Biophysics at the University of Louisville, Kentucky.

In connection with Mr. Humphries’s retirement and his agreeing to provide transition services through the Transition Period, the Company entered into an Executive Transition Agreement, effective November 26, 2020 (the "Executive Transition Agreement"). Pursuant to the Executive Transition Agreement, Mr. Humphries will no longer be an executive officer effective the Transition Date but remain an employee of the Company and will provide services related to the transition of his duties through the Transition Period.

Pursuant to the Executive Transition Agreement and subject to Mr. Humphries’s compliance with its terms, Mr. Humphries will receive his base salary payable pursuant to the Company's standard payroll schedule during the Transition Period. The Executive Transition Agreement provides that Mr. Humphries will be subject to perpetual confidentiality and non-disparagement covenants and includes a general release and a customary cooperation provision. Mr. Humphries will not be eligible for separation payments nor will he be provided any preferential vesting of outstanding equity compensation.

Due to Mr. Humphries’s retirement eligibility and independent of the terms of the Executive Transition Agreement, upon his planned retirement on March 31, 2021, he will be eligible for a bonus payment based on actual performance under the Company’s fiscal year 2021 incentive bonus plan pursuant to the Company’s bonus policy. Mr. Humphries will be eligible for continued vesting of his deferred compensation award that was granted in July 2020 pertaining to fiscal year 2020 under the Company’s deferred compensation plan. His PSU awards will be prorated through his service end date and paid out based on performance at the end of the original performance periods. Mr. Humphries’s fiscal year 2021 RSU award will continue vesting in accordance with the terms of the award. All other RSU awards that remain unvested upon the conclusion of his employment at the expiration of the Transition Period will be forfeited.

A copy of the Executive Transition Agreement will be filed as an exhibit to the Company’s Form 10-Q for the quarter ended December 31, 2020.

Item 7.01 Regulation FD Disclosure.

On November 23, 2020, the Company issued a press release announcing the planned retirement of Mr. Humphries and the appointment of Dr. Fruchterman as President, Reliability Solutions. A copy of the press release is furnished with this report as Exhibit 99.1 and is incorporated by reference herein.

The information in Item 7.01 of this Form 8-K and Exhibit 99.1 attached hereto shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) or otherwise subject to the liabilities of that Section, nor shall they be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, regardless of any general incorporation language in such filing.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.
99.1	Press release, dated November 23, 2020, issued by Flex Ltd.
104	Cover Page Interactive Data File (formatted as Inline XBRL)

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FLEX LTD.

Date: November 23, 2020

	By:	/s/ Paul R. Lundstrom
		Name: Title:	Paul R. Lundstrom Chief Financial Officer

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